Chembio Expands Point-of-Care Platform and Launches the
DPP® Micro Reader

MEDFORD, N.Y., Oct. 21, 2015 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, announced today that it has signed an agreement with opTricon (Berlin, Germany), a leading developer of mobile analysis devices for rapid diagnostic tests.  Through this exclusive agreement, subject to certain terms, and covering the fields of sexually transmitted diseases, certain "fever" diseases, and a specific form of cancer, Chembio will launch the DPP® Micro Reader, a point-of-care instrument designed specifically to complement Chembio's patented DPP® technology as applied to those diseases.

The DPP® Micro Reader will include an innovative image sensor to provide a quantitative interpretation of diagnostic results when combined with Chembio's proprietary DPP® immunoassay technology.  Using a state-of-the-art camera system, the DPP® Micro Reader is designed to provide definitive diagnostic results for low analyte concentrations, which may otherwise result in faint or ambiguous test results.  In addition, the DPP® Micro Reader will provide customers with various options to capture, record, transmit and store test results. With one-button operation, the palm-sized and battery-operated DPP® Micro Reader is simple, fast, portable and cost-effective.

Javan Esfandiari, Chembio's Chief Science & Technology Officer, commented, "Our scientific team is focused on the development of DPP® Assays that provide multiplexing and greater sensitivity, as compared to traditional lateral flow technology, as well as DPP® Assays that may deliver quantitative results. We intend to combine the DPP® Micro Reader with a number of assays in development, including the DPP® Fever Panel Assay funded by the Paul G. Allen Ebola Program, the DPP® Malaria-Ebola Assay funded by the Centers for Disease Control & Prevention, the DPP® Cancer Assay funded by an external partner, and the DPP® HIV-Syphilis Assay which is funded internally."

John Sperzel, Chembio's Chief Executive Officer, commented, "While point-of-care testing is a critical part of global healthcare, long term success requires innovation that extends beyond the diagnostic test and includes data capture, transmission and storage.  For certain DPP® Assays, we believe the DPP® Micro Reader will provide an innovative, cost-effective solution."

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete by a single entity. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assay primarily through distributors.

Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics Inc. For more information, please visit: www.chembio.com

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners
Stephanie C. Diaz (investor relations)
(415) 675-7401
sdiaz@vidasp.com